INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 811-4375 of Merrill Lynch Pennsylvania Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Municipal Series Trust on Form N-1A of our report dated September 19, 2003, appearing in the July 31, 2003 Annual Report of the Fund, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
November 17, 2003